Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 14, 2016

among

SIGNET GROUP LIMITED
SIGNET GROUP TREASURY SERVICES INC. and
STERLING JEWELERS INC.,
 as Borrowers

SIGNET JEWELERS LIMITED,
 as Parent

The Additional Borrowers Party Hereto

and

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
 as Administrative Agent

PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A.
 as Co-Syndication Agents

and

CITIZENS BANK, N.A., FIFTH THIRD BANK, HSBC BANK USA, N.A. and U.S. BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

———————————

JPMORGAN CHASE BANK, N.A., PNC CAPITAL MARKETS LLC and WELLS FARGO SECURITIES LLC
 as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 2.06 -- Existing Letters of Credit
Schedule 3.01 -- Subsidiaries
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Compliance Certificate
Exhibit C	--	Form of Increasing Lender Supplement
Exhibit D	--	Form of Augmenting Lender Supplement
Exhibit E-1	--	Form of Additional Borrower Agreement
Exhibit E-2	--	Form of Additional Borrower Termination
Exhibit F-1	--	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit F-2	--	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit F-3	--	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit F-4	--	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 14, 2016 among SIGNET GROUP LIMITED, SIGNET GROUP TREASURY SERVICES INC., STERLING JEWELERS INC., SIGNET JEWELERS LIMITED, the ADDITIONAL BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, PNC Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents, and Citizens Bank, N.A., Fifth Third Bank, HSBC Bank USA, N.A. and U.S. Bank, National Association, as Co-Documentation Agents.

WHEREAS, the Borrowers and Parent (each as defined below) entered into the Amended and Restated Credit Agreement, dated as of May 27, 2014 (as amended by the First Amendment to Credit Agreement, dated as of September 9, 2014, the “Existing Credit Agreement”), with the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties; and

WHEREAS, the parties have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions set forth in Section 4.01;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

 “Additional Borrower” means any direct or indirect Subsidiary (other than the Company and Signet Treasury) that becomes an Additional Borrower pursuant to Section 2.23 and that has not ceased to be an Additional Borrower pursuant to such Section.

“Additional Borrower Agreement” means an Additional Borrower Agreement substantially in the form of Exhibit E-1.

“Additional Borrower Termination” means an Additional Borrower Termination substantially in the form of Exhibit E-2.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that, at the time of determination, directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Restatement Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated or expired, the amount of such Lender’s Revolving Credit Exposure then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Restatement Effective Date, the Aggregate Revolving Commitment is $700,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Revolving Lenders; provided that solely with respect to Letters of Credit, only the approval of the applicable Issuing Bank will be required.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Revolving Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Revolving Percentage” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Term Percentage” means, with respect to any Term Lender, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Restatement Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Applicable Rate” means, for any day, with respect to (a) any Term Loan or Revolving Loan, (i) that is a Eurocurrency Loan, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or (ii) that is an ABR Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or (b)  the commitment fees payable hereunder in connection with Revolving Commitments, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, in each case, based upon the Fixed Charge Coverage Ratio applicable on such date:

	Fixed Charge Coverage Ratio:	Eurocurrency Spread	ABR Spread		Commitment Fee Rate

Category 1:	< 1.75 to 1.00	2.00%	1.00%	%	0.35%

Category 2:	> 1.75 to 1.00 but < 2.00 to 1.00	1.75%	0.75%	%	0.30%

Category 3:	> 2.00 to 1.00 but < 2.25 to 1.00	1.50%	0.50%	%	0.25%

Category 4:	> 2.25 to 1.00	1.25%	0.25%	%	0.20%

For purposes of the foregoing,

(i)            if at any time the Company fails to deliver a Compliance Certificate pursuant to Section 5.01(c) on or before the date such certificate is due, Category 1 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after such certificate is actually delivered pursuant to Section 5.01(c), after which the Category shall be determined in accordance with the table above as applicable;

(ii)            adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Compliance Certificate pursuant to Section 5.01(c) (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)            notwithstanding the foregoing, Category 4 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Compliance Certificate pursuant to Section 5.01(c) for the Company’s first full fiscal quarter ending after the Restatement Effective Date.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Securitization Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Securitization is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Securitization is structured as a purchase agreement, would be outstanding at such time under such Permitted Securitization if the same were structured as a secured lending agreement rather than a purchase agreement.

“Augmenting Lender” has the meaning assigned to such term in Section 2.21.

“Available Revolving Commitment” means, at any time with respect to any Revolving Lender, the Revolving Commitment of such Revolving Lender then in effect minus the Revolving Credit Exposure of such Revolving Lender at such time; it being understood and agreed that any Revolving Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Termination Date and the date of termination of the Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Levy” means (a) the UK bank levy as set out in Schedule 19 to the UK Finance Act 2011, and (b) any other levy or tax of a similar nature imposed in any jurisdiction in which the relevant party is incorporated, resident for tax purposes or carries on business through a permanent establishment by reference to the balance sheet or capital base (or any part of it) or liabilities or minimum regulatory capital or any combination thereof (and not by reference to income, profits or gains) of a bank, financial institution.

“Banking Services” means each and any of the following bank services provided to the Parent or any Subsidiary by any Lender or any of its Affiliates (or any Person that was a Lender or an Affiliate of a Lender at the time the applicable Banking Services Agreement was entered into, or, with respect to Banking Services entered into prior to the Restatement Effective Date, was a Lender as of the Restatement Effective Date or an Affiliate thereof): (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Parent or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Parent or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Term Loan Borrower, any Revolving Borrower or any Swingline Borrower.

"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)
where it relates to a Treaty Lender that is a Lender on the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 2.01, and

(A)            where the Borrower is a Borrower on the date on which this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(B)            where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(ii)
where it relates to a Treaty Lender that becomes a Lender after the date on which this Agreement is entered into or is an Increasing Lender or Augmenting Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption agreement, Increasing Lender supplement, Augmenting Lender supplement or as otherwise provided to the relevant Borrower or Administrative Agent in writing within fifteen days of the relevant Treaty Lender becoming a party to this Agreement, and

(A)            where the Borrower is a Borrower as at the relevant date of transfer, is filed with HM Revenue & Customs within 30 days of that date; or

(B)            where the Borrower is not a Borrower as at the relevant date of transfer, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan or (c) a Term Loan of the same Type converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means (a) a request by any Revolving Borrower for a Revolving Borrowing in accordance with Section 2.03(a) or (b) a request by the Term Loan Borrower for a Term Loan Borrowing in accordance with Section 2.03(b),  as applicable.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on February 1, 2014, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on February 1, 2014.

“CDOR Interpolated Rate” has the meaning set forth in the definition of CDOR Rate.

“CDOR Rate” means with respect to any Eurocurrency Loan denominated in Canadian Dollars for any Interest Period, the rate per annum equal to the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of such rate) for a tenor equal in length to such Interest Period as displayed on page CDOR of the Reuters Screen (or, in the event such rate does not appear on such Reuters page, any successor or substitute page on such screen or service that displays such rate, or other appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in consultation with the Borrowers; in each case, the “CDOR Screen Rate”) at approximately 11:00 A.M., Local Time, on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent); provided, that, if the CDOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted CDOR Interest Period”), then the CDOR Rate shall be the CDOR Interpolated Rate at such time.  “CDOR Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the CDOR Screen Rate for the longest period (for which that CDOR Screen Rate is available in Canadian Dollars) that is shorter than the Impacted CDOR Interest Period and (b) the CDOR Screen Rate for the shortest period (for which that CDOR Screen Rate is available for Canadian Dollars) that exceeds the Impacted CDOR Interest Period, in each case, at such time.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Restatement Effective Date), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; or (b) the Parent ceases to own and control, directly or indirectly, 100% of the Equity Interests of the Company or of any other Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Co-Documentation Agent” means each of Citizens Bank, N.A., Fifth Third Bank, HSBC Bank USA, N.A. and U.S. Bank, National Association, in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Co-Syndication Agent” means each of PNC Bank, National Association and Wells Fargo Bank, N.A., in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to any Lender, the sum of the Term Loan Commitment and the Revolving Commitment of such Lender.

“Company” means Signet Group Limited, a company organized under the laws of England and Wales.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Consolidated EBITDA” means, in respect of any Relevant Period, Consolidated Net Income plus, to the extent included in determining Consolidated Net Income, (i) interest expense  (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) for such Relevant Period (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements, the amortization of any debt financing and/or receivables financing fees, costs and expenses (or fees, costs and expenses of any amendment related thereto) and the amount of all fees, costs and expenses which have been incurred and/or paid by a member of the Group in relation to the execution and delivery of, or any amendment to, the Existing Credit Agreement, this Agreement, the Loan Documents or documentation in connection with any other debt financing and/or receivables financing), (ii) income tax expenses (benefits), (iii) depreciation and (iv) amortization, all calculated for the Group in accordance with GAAP on a consolidated basis; provided that, for the avoidance of doubt, Consolidated EBITDA shall exclude any material profits or losses recognized that result from the sale of a long-lived asset or a disposal group regardless of whether such a sale qualifies as a discontinued operation under FASB ASC 205-20, the costs associated with exit activities (as defined under FASB ASC 420-10 “Exit or Disposal Cost Obligations”), material infrequently occurring items and extraordinary items (in the case of extraordinary items as defined in FASB ASC 225-20 “Extraordinary and Unusual Items”) for such Relevant Period and as identified on the Compliance Certificate. For the purposes of calculating Consolidated EBITDA for any Relevant Period pursuant to any determination of the Leverage Ratio, (i) if at any time during such Relevant Period any member of the Group shall have made any Material Disposition, the Consolidated EBITDA for such Relevant Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Relevant Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Relevant Period and (ii) if during such Relevant Period any member of the Group shall have made a Material Acquisition, Consolidated EBITDA for such Relevant Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Relevant Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by members of the Group in excess of $50,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to members of the Group in excess of $50,000,000.

“Consolidated EBITDAR” means, in respect of any Relevant Period, Consolidated EBITDA plus, an amount equal to Rents and Operating Lease Expenditure of the Group for such Relevant Period.

“Consolidated Fixed Charges” means, in respect of any Relevant Period, Consolidated Net Interest Expense of the Group for such Relevant Period plus Rents and Operating Lease Expenditure for such Relevant Period.

“Consolidated Net Income” means, in respect of any Relevant Period, the consolidated net income (or loss) of the Group, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any member of the Group and (b) the income (or deficit) of any Person (other than a Subsidiary) in which any member of the Group has an ownership interest, except to the extent that any such income is actually received by a member of the Group in the form of dividends or similar distributions.

“Consolidated Net Indebtedness” means, at any time, the aggregate amount of all obligations of the Group (and for the purposes of paragraph (j) of the definition of Indebtedness, the relevant entity, if not a member of the Group, which has incurred such Indebtedness) for or in respect of Indebtedness (other than Indebtedness of the type specified in clauses (h) and (i) of the definition thereof) but excluding any such obligation to another member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group (and so that no amount shall be included or excluded more than once).

“Consolidated Net Interest Expense” means, in respect of any Relevant Period, the interest expense required to be paid in cash or accrued (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Group calculated on a consolidated basis for such Relevant Period (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such Relevant Period) in accordance with GAAP, minus the amount of any interest income received in cash or accrued by the Group in or in respect of such Relevant Period (including, without limitation, any periodic commission, fees, discounts and other finance payments receivable by the Group under any interest rate and/or currency hedging agreements or instruments).

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Group calculated in accordance with GAAP on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, each Issuing Bank, each Swingline Lender or any other Lender.

“CTA” means the United Kingdom Corporation Tax Act of 2009.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become (or any Lender Parent thereof has become) the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Communication” means electronic mail, facsimile, telecopy, or other electronic communication as reasonably agreed to by the Parent or the Company and the Administrative Agent or the Issuing Bank, as applicable.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for costs of environmental remediation, fines, penalties or indemnities), of the Company or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any U.S. Group Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to satisfy any minimum funding obligation pursuant to Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a U.S. Group Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a U.S. Group Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a U.S. Group Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of a U.S. Group Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by a U.S. Group Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a U.S. Group Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Revolving Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes (for the avoidance of doubt, other than UK Tax) imposed on or with respect to a Credit Party:

(a)            income or franchise Taxes imposed on (or measured by) net income by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document);

(b)            any branch profits Taxes imposed by any jurisdiction described in clause (a) above;

(c)            in the case of a Credit Party (other than an assignee pursuant to a request by any Borrower under Section 2.20(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Credit Party becomes a party to this Agreement (or designates a new lending office), except to the extent that such Credit Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a);

(d)            Taxes attributable to such Credit Party’s failure to comply with Section 2.17(f); and

(e)            any U.S. Federal withholding Taxes imposed under FATCA.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Hedge Obligation if, and to the extent that, and only for so long as, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, to the extent applicable, such Hedge Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of (or the grant of such security interest by, to the extent applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means the letters of credit described in Schedule 2.06.

“Existing Revolving Loans” means “Revolving Loans” outstanding under the Existing Credit Agreement immediately prior to the Restatement Effective Date.

“Existing Term Loans” means “Term Loans” outstanding under the Existing Credit Agreement immediately prior to the Restatement Effective Date.

“Facility” means (a) the Term Loan Facility, (b) the Revolving Facility and (c) any Incremental Facility in respect of Incremental Term Loans.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing the foregoing, and any laws, fiscal or regulatory legislation, rules, guidance notes and practices implementing the foregoing.

“FATCA Deduction” means a deduction or withholding from a payment under any Loan Document required by FATCA.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means a chief executive officer, chief financial officer, principal accounting officer, treasurer or controller.

“Fixed Charge Coverage Ratio” has the meaning assigned to such term in Section 6.07(b).

“Foreign Currencies” means currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Group” means the Parent and the Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Swap Agreement” means any Swap Agreement giving rise to Swap Obligations.

“Guarantor” means the Parent, each Borrower (with respect to Obligations of other Guarantors) and each Subsidiary Guarantor.

“Guaranty” means that certain Second Amended and Restated Guaranty dated as of the Restatement Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, in the case of any guaranty by a Non-U.S. Subsidiary, any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“Increasing Lender” has the meaning assigned to such term in Section 2.21.

“Incremental Facilities” has the meaning assigned to such term in Section 2.21.

“Incremental Revolving Increase” has the meaning assigned to such term in Section 2.21.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.21.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business and (ii) any earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Attributable Securitization Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes, for the avoidance of doubt, in either case, other than UK Tax.

“Information Memorandum” means the Confidential Information Memorandum dated June 2016 relating to the Parent, the Company and their respective subsidiaries and the Transactions.

“Initial Payment Date” has the meaning set forth in Section 2.10(b).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the final maturity date of such Loan, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the final maturity date of such Loan, (c) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Termination Date.

“Interest Period” means with respect to any Eurocurrency Borrowing (x) denominated in any currency other than Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 7 days, one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect and (y) denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” has the meaning set forth in the definition of LIBO Rate.

“Investment” has the meaning set forth in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Fifth Third Bank and PNC Bank, each in its capacity as the issuer of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.06(i), and such other Lenders as may be selected by the Company with the consent of such Lender to act in such capacity and the consent of the Administration Agent (the Administrative Agent’s consent not to be unreasonably withheld or delayed). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the United Kingdom Income Tax Act of 2007.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time; provided that when a Defaulting Lender shall exist, the LC Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.24.

“Lead Arrangers” means JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and Wells Fargo Securities LLC.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Revolving Lenders, Term Lenders and, unless the context otherwise requires, the Swingline Lenders, in each case from time to time parties to this Agreement.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” has the meaning assigned to such term in Section 6.07(a).

“LIBO Rate” means, (a) with respect to any Eurocurrency Loan for any Interest Period (other than a Eurocurrency Loan denominated in Canadian Dollars), a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement (or, in the case of Loans denominated in Pounds Sterling, on the day of) of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time and (b) with respect to any Eurocurrency Loan denominated in Canadian Dollars for any Interest Period, the CDOR Rate for such period. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any Additional Borrower Agreements, any Additional Borrower Terminations, the Guaranty, any promissory notes issued pursuant to Section 2.10(f) and any Letter of Credit applications executed and delivered by (in any such case) any Loan Party to, or in favor of, the Administrative Agent, any Issuing Bank, or any Lender. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Parent, the Company, Signet Treasury, Sterling Jewelers Inc., the Additional Borrowers (if any) and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Majority Facility Lenders” means when used in reference to Lenders of either Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and the unused Revolving Commitments at such time and (b) in the case of the Term Lenders, Lenders holding outstanding Term Loans (or Incremental Term Loans) representing more than 50% of the aggregate principal amount of all Term Loans outstanding at such time; provided that the Revolving Credit Exposure, outstanding Term Loans (or Incremental Term Loans) and unused Revolving Commitments of Defaulting Lenders shall not be included for purposes of determining “Majority Facility Lenders” of the applicable Class.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Group taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform any of their material obligations under this Agreement or (c) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Loan Parties would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (i) on and after the Restatement Effective Date, each Subsidiary designated as a “Material Subsidiary” on Schedule 3.01 and (ii) after the Restatement Effective Date, any Subsidiary designated as a “Material Subsidiary” by the Company; provided that at no time shall any Subsidiary which is not a Material Subsidiary contribute greater than five percent (5%) of the Group’s Consolidated EBITDA or constitute greater than five percent (5%) of the Group’s Consolidated Total Assets, in each case as of the most recent fiscal quarter of the Parent, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01 and calculated on a consolidated basis (and, for the avoidance of doubt, excluding intercompany Indebtedness and other intercompany items). Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall (x) Sterling Jewelers Reinsurance Ltd., Sterling Jewelers Receivables Limited Corp. or any other Subsidiary that is a special purpose entity formed in connection with a Permitted Securitization or (y) Sterling Jewelers Insurance Agency Inc. or any other Subsidiary that is subject to regulation as an insurance company, in each case be a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Subsidiary” means any Subsidiary which is not a U.S. Subsidiary.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Restatement Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates (or any Person that was a Lender or an Affiliate of a Lender at the time the applicable Banking Services Agreement or Guaranteed Swap Agreement was entered into, or, with respect to Guaranteed Swap Agreements or Banking Services entered into prior to the Restatement Effective Date, was a Lender as of the Restatement Effective Date or an Affiliate thereof) under any Guaranteed Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that in no event shall the Obligations of any Guarantor under the Guaranty create any guarantee by any Guarantor of any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” has the meaning assigned to such term in Section 3.14.

“Operating Lease Expenditure” means, in respect of a Relevant Period, all payments made by the Group under operating leases under which a member of the Group is lessee. Operating Lease Expenditure shall not include any Rates or Service Charges.

“Original Quarter” has the meaning assigned to such term in Section 1.05(a).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Excluded Taxes imposed with respect to an assignment (other than an assignment under Section 2.20(b)) and, for the avoidance of doubt, excluding any UK Tax.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means Signet Jewelers Limited, a company incorporated under the laws of Bermuda.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” has the meaning assigned to such term in Schedule 2.02.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by the Company, any Material Subsidiary or any other Loan Party (including any investments by the Company, any Material Subsidiary or any other Loan Party in any Subsidiary for purposes of financing such acquisition) of all or substantially all of the outstanding Equity Interests (other than directors’ qualifying shares) in, or all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if:

(a)            no Default would result therefrom and, at the time contractually binding obligations with respect to such acquisition are incurred, no Event of Default has occurred and is continuing; and

(b)            the Company shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.07 as if and for the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to the clauses (a) or (b), as applicable, of Section 5.01.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days (or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company, any Material Subsidiary or any other Loan Party;

(d)            deposits to secure the performance of bids, trade contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)            judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, restrictions, rights-of-way and similar encumbrances and minor title defects on real property imposed by law or arising in the ordinary course of business that do not secure any payment obligations and do not, in the aggregate, materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company, any Material Subsidiary or any other Loan Party;

(g)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company, any Material Subsidiary and the other Loan Parties, taken as a whole, or (ii) secure any Indebtedness;

(h)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)            Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry;

(j)            any interest or title of a lessor under leases entered into by the Company, any Material Subsidiary or any other Loan Party in the ordinary course of business and financing statements with respect to a lessor’s right in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a capital lease;

(k)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company, any Material Subsidiary or any other Loan Party in the ordinary course of business;

(l)            Liens deemed to exist in connection with Permitted Investments and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(m)            Liens that are contractual rights of set-off or other rights of set-off arising by operation of law (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company, any Material Subsidiary or any other Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company, any Material Subsidiary and the other Loan Parties or (iii) relating to purchase orders and other agreements entered into with customers of the Company, any Material Subsidiary or any other Loan Party in the ordinary course of business;

(n)            Liens solely on any cash earnest money deposits made by the Company, any Material Subsidiary or any other Loan Party in connection with any letter of intent or purchase agreement;

(o)            ground leases in respect of real property on which facilities owned or leased by the Company, any Material Subsidiary or any of the other Loan Parties are located;

(p)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)            any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company, any Material Subsidiary or any other Loan Party;

(r)            Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(s)            any netting or set-off arrangement entered into by the Company, any Material Subsidiary or any other Loan Party in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including pursuant to cash pooling arrangements) or the netting or set-off of payments under any derivative transaction documented on market standard terms and entered into in the ordinary course of business (and not for speculative purposes) in connection with the protection against or benefit from the fluctuation in any rate or price.

“Permitted Securitization” means any financing transaction of the Receivables or any other receivables by a member of the Group which is intended to take effect as a financing by means of securitization or other type of structured or secured financing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Piercing Pagoda Disposition” means the Disposition of the business, inventory and/or other assets related to Piercing Pagoda.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PNC Bank” means PNC Bank, National Association.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any event, that the Company is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested and related transactions occurring substantially contemporaneously therewith had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Protected Party” means any Credit Party that is or will be subject to any liability or required to make any payment for or on account of UK Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of UK Tax to be received or receivable) under any Loan Document.

“Qualifying Lender” means:

(i)            a Lender (other than a Lender within clause (ii) below) that is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)            a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document; or

(2)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)            a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(2)	a partnership each member of which is:

(x)	a company resident in the United Kingdom; or

(y)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning given by section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the CTA).

(c)            a Treaty Lender; or

(ii) a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.

“Rates” means, in respect of any Relevant Period, all payments made by a member of the Group in respect of local area charges or business rates levied by a Governmental Authority or other governmental body in respect of freehold or leasehold premises owned or acquired by a member of the Group.

 “Receivables” means receivables under credit card accounts for any member of the Group.

“Register” has the meaning set forth in Section 9.04.

“Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Financial Year” has the meaning assigned to such term in Section 1.05(c).

“Relevant Period” means each period of four fiscal quarters ending on the last day of the Parent’s financial year and each period of four fiscal quarters ending on the last day of each fiscal quarter of the Parent’s financial year.

“Rents” means, in respect of a Relevant Period, all payments made by a member of the Group in respect of rents, license fees and other moneys payable in respect of freehold or leasehold premises in which a member of the Group has an interest as lessee or licensee (but shall not to the extent thereof include any such payments that are linked to the turnover of any member of the Group) less all such payments made to the Group as lessor or licensor of such premises during, or in respect of, such Relevant Period. Rents shall not include any Rates or Service Charges.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure, Term Loans and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure, outstanding Term Loans and unused Revolving Commitments at such time; provided that the Revolving Credit Exposure, outstanding Term Loans and unused Revolving Commitments of Defaulting Lenders shall not be included for purposes of determining “Required Lenders”.

“Restatement Effective Date” means the date on which each of the conditions precedent to the effectiveness of this Agreement contained in Section 4.01 have been either satisfied or waived, which date is July 14, 2016.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Material Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any Material Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Material Subsidiary.

“Revolving Borrower” means the Company, Signet Treasury or any Additional Borrower.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 under the heading “Revolving Commitment”, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable.

 “Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit thereunder.

“Revolving Lender” means each Lender that has a Revolving Commitment or if the Revolving Commitments have terminated or expired, each Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Termination Date” means the date that is five years after the Restatement Effective Date, which date is July 14, 2021.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or the Canadian government (including the Special Economic Measures Act (SEMA)).

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” means the United States Securities and Exchange Commission.

“Service Charges” means, in respect of a Relevant Period, any and all amounts which are payable by a member of the Group in respect of, or which arise as a result of, freehold, leasehold or commonhold premises in which a member of the Group has an interest as legal or beneficial owner or as lessee or licensee and which relate, or are referable, to or are in the nature of: (a) service charges (whether relating to maintenance, repairing or other matters in respect of real property or the provision of services in respect of real property) or common area charges; (b) to the extent not falling within paragraph (a) above, contributions to the payment of insurance premiums or the cost of insurance valuations or arise in the context of obtaining (or making an application to obtain) insurance; and (c) contributions to sinking funds, in each case relating to such premises and interests of the Group and any VAT or similar Taxes or UK Tax payable on such amounts.

“Signet Group Pension Scheme” means that certain pension scheme as governed by a Trust Deed dated 6 January 2009 by and among the Company, Walker Gordon Boyd, Michael Noel Lyons, Peter John Gates, Anne McCallum Riglar, Mark Andrew Jenkins and The Law Debenture Pension Trust Corporation plc, as trustees (as amended, amended and restated, or otherwise supplemented).

“Signet Treasury” means Signet Group Treasury Services Inc., a Delaware corporation.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling Jewelers” means Sterling Jewelers Inc., a Delaware corporation.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Material Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Parent.

“Subsidiary Guarantor” means each Material Subsidiary that is party to the Guaranty. The Subsidiary Guarantors on the Restatement Effective Date are identified as such in Schedule 3.01 hereto.

“Succeeding Quarter” has the meaning assigned to such term in Section 1.05(a).

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Parent or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender (or any Person that was a Lender or an Affiliate of a Lender at the time the applicable Swap Agreement was entered into, or, with respect to Swap Agreements entered into prior to the Restatement Effective Date, was a Lender as of the Restatement Effective Date or an Affiliate thereof) and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Borrower” means the Company, Signet Treasury, Sterling Jewelers or any Additional Borrower.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans); provided that in the case of Sections 2.01(a) and 2.05(a) when a Defaulting Lender shall exist, the Swingline Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.24.

“Swingline Lender” means JPMorgan Chase Bank, N.A. and PNC Bank, each in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

 “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)            a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning given by section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the CTA).

“Tax Credit” means a credit against, relief or remission for or repayment of any UK Tax.

“Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under any Loan Document, other than a FATCA Deduction.

“Tax Payment” means either an increased payment made by a Borrower to a Lender under Section 2.18(d) or a payment under Section 2.18(l).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, but excluding UK Tax.

“Term Lender” means each Lender that has a Term Loan Commitment or holds a Term Loan.

“Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Term Loan Borrower” means the Company.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Term Loan in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Term Loan Commitment”. The original aggregate amount of the Term Loan Commitments is $357,500,000.

“Term Loan Facility” means the Term Loan Commitments and the Term Loans made thereunder.

“Term Maturity Date” means the date that is five years after the Restatement Effective Date, which date is July 14, 2021.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the issuance of Letters of Credit hereunder and the payment of fees and expenses incurred in connection with the foregoing.

“Treaty Lender” means a Lender which:

(i)            is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)            does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)            satisfies all other conditions under the Treaty for a payment of interest made by a Borrower under any Loan Document to be fully exempt from UK income tax, including the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means Signet Treasury, Sterling Jewelers and any other Borrower whose jurisdiction of organization is a state of the United States or the District of Columbia.

“U.S. Group Company” means any member of the Group whose jurisdiction of organization is a state of the United States or the District of Columbia.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary organized under the laws of a jurisdiction located in the United States or the District of Columbia.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“UK Group Company” means any member of the Group organized under the laws of England and Wales.

“UK Insolvency Event” means:

(a)            a Loan Party or Material Subsidiary which is a UK Relevant Entity is unable or admits inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, suspends or threatens to suspend making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)            the value of the assets of any Loan Party or Material Subsidiary which is a UK Relevant Entity, is less than its liabilities (taking into account contingent and prospective liabilities);

(c)            a moratorium is declared in respect of any indebtedness of any Loan Party or Material Subsidiary which is a UK Relevant Entity; provided that if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;

(d)            any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)            the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Loan Party or Material Subsidiary which is a UK Relevant Entity other than a solvent reorganization of any such entity or, in respect of any corporate action, legal proceeding or other procedure or step in connection with a winding up which is frivolous or vexatious or which if stayed, discharged or dismissed within fourteen (14) days of the relevant entity being aware of it;

(ii)            a composition, compromise, assignment or arrangement with any creditor of any Loan Party or Material Subsidiary which is a UK Relevant Entity;

(iii)            the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Loan Party or Material Subsidiary which is a UK Relevant Entity, or a substantial part of its assets other than a receiver or similar officer which is dismissed within fourteen (14) days of the relevant entity becoming aware of it; or

(iv)            enforcement of any Lien over any assets of any Loan Party or Material Subsidiary which is a UK Relevant Entity where the relevant liabilities are discharged or such enforcement is discontinued within fourteen (14) days of the relevant entity becoming aware of it, or any analogous procedure or step is taken in any jurisdiction; and

(e)            any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Loan Party or Material Subsidiary which is a UK Relevant Entity having an aggregate value of at least $50,000,000 (or its equivalent).

“UK Non-Bank Lender” means, where a Lender becomes a party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement, Increasing Lender supplement, Augmenting Lender supplement or as otherwise provided to the relevant Borrower or Administrative Agent in writing within fifteen days of the relevant Treaty Lender becoming a party to this Agreement.

“UK Relevant Entity” means any UK Group Company or any Loan Party capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government of the United Kingdom.

“VAT” means value added tax as provided for in the United Kingdom Value Added Tax Act 1994 and any other tax of a similar nature.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (A) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein and (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (ii) except as otherwise expressly agreed to by the Parent or the Company in an amendment to this Agreement entered into pursuant to the terms of this Section 1.04, the Leverage Ratio and the Fixed Charge Coverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP as in effect on the Restatement Effective Date and (iii) any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person under GAAP as in effect on the date hereof shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

SECTION 1.05.    EBITDAR Adjustment. (a) Subject to Section 1.05(b), for the purposes of each Compliance Certificate and in determining compliance with Section 6.07, the Parent may increase Consolidated EBITDAR for a financial quarter (such financial quarter being the “Original Quarter”) to reflect promotional expenditure incurred by the Group in that financial quarter in respect of an event or promotion relating to either Valentine’s Day or Mother’s Day which will occur in the next financial quarter of the Parent (the “Succeeding Quarter”).

(b)            The aggregate adjustments to Consolidated EBITDAR pursuit to Section 1.05(a) above shall not exceed $30,000,000 in respect of any financial year of the Parent and such adjustments shall only be made to the extent that they have been publicly announced by the Group as part of its financial reporting (whether in its financial statements, trading updates or otherwise).

(c)            If an Original Quarter is the last quarter of a financial year (the “Relevant Financial Year”) of the Parent, then any adjustment to Consolidated EBITDAR pursuant to Section 1.5(a) above shall, for the purposes of Section 1.5(b) above, be deemed to be an adjustment in respect of the Relevant Financial Year only and not any other period.

(d)            If pursuant to Section 1.05(a) Consolidated EBITDAR for an Original Quarter has been increased then, for the purposes of the relevant Compliance Certificates and in determining compliance with Section 6.07, Consolidated EBITDAR for the corresponding Succeeding Quarter shall be reduced by an amount equal to such increase.

(e)            Prior to any adjustment to Consolidated EBITDAR being made pursuant to Section 1.05(a) the Parent shall provide the Agent with a detailed written explanation of that proposed adjustment (including, without limitation, calculations and worked examples). The Parent shall provide the Administrative Agent with any other information in respect of an adjustment to be made to Consolidated EBITDAR pursuant to Section 1.05(a) as the Administrative Agent or any Lender may reasonably request.

SECTION 1.06.    Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01.    Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Revolving Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (b) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)            Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Term Loan Borrower in Dollars on the Restatement Effective Date in an amount not to exceed the amount of the Term Loan Commitment of such Term Lender. Amounts prepaid or repaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02.    Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The Term Loans shall be made as part of a Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)            Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and shall only be made to a U.S. Borrower. Each Swingline Loan shall be an ABR Loan or shall bear interest at such other rate as is mutually agreed upon by the relevant Swingline Borrower and the relevant Swingline Lender. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000; provided, that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty (20) Eurocurrency Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as applicable.

SECTION 2.03.    Requests for Borrowings. (a) To request a Revolving Borrowing, the applicable Revolving Borrower, or the Company on behalf of the applicable Revolving Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Revolving Borrower, or the Company on behalf of the applicable Revolving Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Revolving Borrower, or the Company on its behalf) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to an Additional Borrower that is a Non-U.S. Subsidiary), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or Electronic Communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Revolving Borrower, or the Company on behalf of the applicable Revolving Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)            in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)            the location and number of the applicable Revolving Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Revolving Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Borrowing.

(b)            To request a Term Loan Borrowing, the Term Loan Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Term Loan Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the anticipated Restatement Effective Date or (b) by telephone in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the anticipated date of the Restatement Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or Electronic Communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Term Loan Borrower. Such telephonic and written Borrowing Request shall specify the following information:

(a)            following information:

(i)            the aggregate amount of the requested Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)            in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)            the location and number of the Term Loan Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Term Loan Borrowing is specified, then, the requested Term Loan Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Term Loan Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Term Lender of the details thereof and of the amount of such Term Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a)            each Eurocurrency Revolving Borrowing as of the date two (2) Business Days prior to the date of such Revolving Borrowing or, if applicable, the date of conversion/continuation of any Revolving Borrowing as a Eurocurrency Borrowing,

(b)            the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c)            all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Majority Facility Lenders in respect of the Revolving Facility.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans in Dollars to any Swingline Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $75,000,000, (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment or (iii) the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Swingline Lender and a Revolving Lender), (y) the Dollar Amount of the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the LC Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect; provided that the Swingline Lenders shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, any Swingline Borrower may borrow, prepay and reborrow Swingline Loans.

(b)            To request a Swingline Loan, a Swingline Borrower shall notify the Administrative Agent of such request (i) in the case of a Swingline Loan to a U.S. Borrower, by telephone (confirmed by Electronic Communication), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan and (ii) in the case of a Swingline Loan to a Swingline Borrower that is not a U.S. Borrower, by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Swingline Borrower, or the Company on behalf of the applicable Swingline Borrower, promptly followed by telephonic confirmation of such request) not later than 10:00 a.m., London time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the applicable Swingline Lender to make such Swingline Loan and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from such Swingline Borrower. The applicable Swingline Lender shall make each Swingline Loan available to the relevant Swingline Borrower by means of a credit to the general deposit account of such Swingline Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time in the case of a U.S. Borrower and London time in the case of a Swingline Borrower that is not a U.S. Borrower, on the requested date of such Swingline Loan.

(c)            Each Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Lender’s Applicable Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the relevant Swingline Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by the applicable Swingline Lender from a Swingline Borrower (or other party on behalf of a Swingline Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the relevant Swingline Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Swingline Borrower of any default in the payment thereof.

SECTION 2.06.     Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Revolving Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Revolving Borrower to, or entered into by any Revolving Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Revolving Borrower shall hand deliver or transmit by Electronic Communication to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, a Revolving Borrower also shall submit a letter of credit application on the relevant Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Revolving Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $75,000,000 and (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment.

(c)            Expiration Date. No Letter of Credit shall have an expiration date that is later than two (2) years after the Revolving Termination Date; provided that Letters of Credit in an aggregate amount not to exceed $1,000,000 may have an expiration date that is no later than five (5) years after the Revolving Termination Date; provided, further, that the applicable Revolving Borrower shall cash collateralize (or provide alternative credit support reasonably acceptable to the applicable Issuing Bank for) any Letter of Credit with an expiration date after the Revolving Termination Date (any Letters of Credit with an expiration date after the Revolving Termination Date being referred to collectively as “Extended Letters of Credit”) no later than thirty (30) days prior to the Revolving Termination Date in an amount equal to 103% of the Dollar Amount of the LC Exposure in respect of such Letter of Credit.

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Revolving Lender’s Applicable Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Revolving Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Revolving Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Revolving Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if an Issuing Bank shall so elect in its sole discretion by notice to such Revolving Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the Business Day immediately following the day that such Revolving Borrower receives notice of such LC Disbursement; provided that, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing if such LC Disbursement is not less than the Dollar Amount of $1,000,000 or a Swingline Loan in an equivalent Dollar Amount of such LC Disbursement to finance such payment and, to the extent so financed, such Revolving Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Revolving Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the Dollar Amount of the applicable LC Disbursement, the payment in Dollars then due from such Revolving Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay in Dollars to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the applicable Revolving Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Revolving Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If any Revolving Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Revolving Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Revolving Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)            Obligations Absolute. Each Revolving Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Revolving Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Revolving Borrower to the extent of any direct damages (as opposed to punitive, exemplary, incidental or consequential damages, claims in respect of which are hereby waived by the Revolving Borrowers to the extent permitted by applicable law) suffered by such Revolving Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Revolving Borrower by telephone (confirmed by Electronic Communication) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Revolving Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Revolving Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Revolving Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the applicable Revolving Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)            Replacement of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization. Except as otherwise provided herein, (1) by no later than 30 days prior to the Revolving Termination Date, in the case of Extended Letters of Credit defined in Section 2.06(c) (or if earlier, any other date on which the Revolving Commitments have been terminated in full), and (2) if any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k)            Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request, as to the Letters of Credit issued by such Issuing Bank.

(l)            Existing Letters of Credit. On the Restatement Effective Date, (i) the Existing Letters of Credit shall be automatically and without further action by the parties thereto be deemed to be Letters of Credit issued pursuant to this Section 2.06 for the account of the Company and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit) as if such Existing Letters of Credit had been issued on the Restatement Effective Date, (ii) the Dollar Amount of the face amount of such Existing Letters of Credit shall be included in the calculation of LC Exposure and (iii) all liabilities of the Revolving Borrowers with respect to such Existing Letters of Credit shall constitute Obligations.

SECTION 2.07.    Funding of Borrowings. (a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Revolving Loans denominated in Dollars to the Company, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders and (ii) in the case of each Revolving Loan denominated in a Foreign Currency or to an Additional Borrower that is a Non-U.S. Subsidiary, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Revolving Borrower and at such Eurocurrency Payment Office for such currency and Revolving Borrower; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Revolving Loans available to the relevant Revolving Borrower by promptly crediting (if to an account maintained with the Administrative Agent) or making available by wire transfer the amounts so received, in like funds, to (x) an account of the Company designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Revolving Borrower in the relevant jurisdiction and designated by such Revolving Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to an Additional Borrower that is a Non-U.S. Subsidiary; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)            Each Term Lender shall make the Term Loan to be made by it hereunder on the Restatement Effective Date by wire transfer of immediately available funds to the Term Loan Borrower, by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purposes by notice to the Term Lenders. The Administrative Agent will make the Term Loans available to the Term Loan Borrower by promptly crediting (if to an account maintained with the Administrative Agent) or making available by wire transfer the amounts so received, in like funds, to an account of the Term Loan Borrower designated by the Term Loan Borrower in the applicable Borrowing Request.

(c)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) or (b) of this Section, as applicable, and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans under the relevant Facility. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or Electronic Communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)            if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and (with respect to any Revolving Borrowing) Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars borrowed by a U.S. Borrower, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency (or in Dollars by any Borrower that is not a U.S. Borrower) in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Facility Lenders in respect of a Facility, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under the applicable Facility borrowed by a U.S. Borrower may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing borrowed by any U.S. Borrower under the applicable Facility shall be converted to an ABR Borrowing (and, in the case of any Eurocurrency Revolving Borrowing in a Foreign Currency, such Eurocurrency Borrowing shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto and (iii) with respect to any such notification in respect of the Revolving Facility, unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency borrowed by any Borrower that is not a U.S. Borrower shall automatically be continued as a Eurocurrency Borrowing in such Foreign Currency with an Interest Period of one month.

SECTION 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date. The Term Loan Commitments shall terminate upon funding of the Term Loans on the Restatement Effective Date.

(b)            The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment.

(c)            The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10.    Repayment of Loans; Evidence of Debt. (a) Each Revolving Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Termination Date in the currency of such Loan and (ii) in the case of the Company, to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by it on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Swingline Borrowers shall repay all Swingline Loans then outstanding.

(b)            The Term Loan Borrower shall repay the Administrative Agent for the account of each Term Lender the aggregate principal amount of the Term Loans outstanding in equal quarterly consecutive installments on the last day of each fiscal quarter, in an aggregate annual amount as follows, with the first such payment to be made on the last day of the first full fiscal quarter after the Restatement Effective Date (the “Initial Payment Date”): (i) 5.0% of the Term Loans funded on the Restatement Effective Date in the first year after the Initial Payment Date, (ii) 7.5% of the Term Loans funded on the Restatement Effective Date in the second year after the Initial Payment Date, (iii) 10.0% of the Term Loans funded on the Restatement Effective Date in the third year after the Initial Payment Date, (iv) 12.5% of the Term Loans funded on the Restatement Effective Date in the fourth year after the Initial Payment Date and (v) 15.0%  of the Term Loans funded on the Restatement Effective Date in the fifth year after the Initial Payment Date; provided that the balance of the outstanding Term Loans shall be repaid in full on the Term Maturity Date.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.    Prepayment of Loans.

(a)            Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by Electronic Communication) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, (A) if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of repayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency); provided that each partial prepayment of any Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans as directed by the Term Loan Borrower. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)            If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Revolving Commitment or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Revolving Commitment, the Borrowers shall in each case immediately repay Revolving Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Revolving Commitment.

SECTION 2.12.     Fees. (a) The Revolving Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Revolving Lender’s Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days  and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            The Revolving Borrowers jointly and severally agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            Signet Treasury agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Signet Treasury or the Company and the Administrative Agent.

(d)            All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan that is an ABR Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            Each payment on account of interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders and each payment of interest on account of the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.

SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)
the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate or a CDOR Interpolated Rate, as applicable) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)
the Administrative Agent is advised by the Majority Facility Lenders in respect of the relevant Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or Electronic Communication as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the relevant Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing under the relevant Facility to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) with respect to any Borrowing under the Revolving Facility (x) any Eurocurrency Borrowing denominated in a Foreign Currency that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto, (y) any Eurocurrency Borrowing by a Borrower that is not a U.S. Borrower that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (z) if any Borrowing Request by any Borrower that is not a U.S. Borrower requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing by a Borrower that is not a U.S. Borrower or denominated in a Foreign Currency, such Borrowing Request shall be ineffective).

SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)            impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)            subject any Credit Party to any Taxes or UK Tax (other than (A) Indemnified Taxes, (B) Excluded Taxes, (C) UK Tax consisting of a Tax Deduction required by law to be made by a Borrower or UK Tax compensated for by Section 2.18(l) or which would have been compensated for by Section 2.18(l) but was not so compensated solely because any of the exclusions in Section 2.18(m) or 2.18(n) applied and (D) any such taxes attributable to (I) a FATCA Deduction or (II) any Bank Levy (or any payment attributable to, or liability owing as a consequence of, a Bank Levy)) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto);

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Credit Party of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Credit Party hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b)            If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other applicable Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.    Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made.

(b)            Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for such Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Borrowers. The relevant Borrower shall indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Credit Party delivers to the relevant Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) and Section 2.17(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of any Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)            Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)            in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)            in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of a U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)            in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)            any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)            If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)            Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes each Issuing Bank.

(i)            For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(ii)            UK Tax. For the avoidance of doubt, nothing in this Section 2.17 shall apply in relation to UK Tax, to which the provisions of Section 2.18 shall apply.

SECTION 2.18.                                          UK Tax.

(a)            Unless a contrary indication appears, in this Section 2.18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(b)            Each Borrower shall make all payments to be made by it under a Loan Document without any Tax Deduction, unless a Tax Deduction is required by law.

(c)            Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify that Borrower.

(d)            If a Tax Deduction is required by law to be made by a Borrower under any Loan Document, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)            A Borrower is not required to make an increased payment under clause (d) above for a Tax Deduction in respect of tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(b) of the definition of Qualifying Lender and:

(1)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to that payment and that Lender has received from the Borrower making the payment a certified copy of that Direction; and

(2)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(iii)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(b) of the definition of Qualifying Lender and:
(1)	the relevant Lender has not given a Tax Confirmation to the Borrower; and
(2)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)
the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clauses (h) and (i) below.

(f)            If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)            Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)            (i) Subject to paragraph (ii) below, a Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorization to make that payment without a Tax Deduction

(ii)

(A)            A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01; and

(B)  a Lender which becomes a Lender after the date on which this Agreement is entered into or is an Increasing Lender or Augmenting Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption agreement which it executes, Increasing Lender supplement, Augmenting Lender supplement or as otherwise provided to the relevant Borrower or Administrative Agent in writing within fifteen days of the relevant Treaty Lender becoming a party to this Agreement, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
(a)            If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above and:

(i)            a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)            a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)            that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)            HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorization to make that payment without a Tax Deduction.

(j)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h)(ii) above, no Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(k)            A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(l)            Each Borrower shall (within 3 Business Days of demand by the Administrative Agent with such demand to include reasonable details of the calculation of the amounts demanded) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting in good faith) will be or has been (directly or indirectly) suffered for or on account of UK Tax by that Protected Party in respect of any Loan Document.

(m)            Clause (l) above shall not apply with respect to any UK Tax assessed on a Protected Party:

(i)
under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Protected Party’s facility office is located in respect of amounts received or receivable in that jurisdiction, if that UK Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party.

(n)            Furthermore, clause (l) above shall not apply to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under clause (d) above;
(ii)	would have been compensated for by an increased payment under clause (d) above but was not so compensated solely because one of the exclusions in clause (e) applied; or
(iii)	relates to a FATCA Deduction or any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).
(o)                A Protected Party making, or intending to make a claim under clause (l) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(p)               A Protected Party shall, on receiving a payment from a Borrower under clause (l) above, notify the Administrative Agent.

(q)               If a Borrower makes a Tax Payment and the relevant Lender determines (acting in good faith) that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and
(ii)	that Lender has obtained, utilized and retained all or part of that Tax Credit, the relevant Lender shall pay an amount to the Borrower which that Lender determines (acting in good faith) will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the Borrower.

(r)            A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered gives a Tax Confirmation to the Borrowers by entering into this Agreement and a UK Non-Bank Lender shall promptly notify the Borrowers and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(s)            Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party, Increasing Lender supplement, Augmenting Lender supplement or as otherwise provided to the relevant Borrower or Administrative Agent in writing within fifteen days of the relevant Treaty Lender becoming a party to this Agreement, and for the benefit of the Administrative Agent and without liability to any Borrower, which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

If a new Lender, Increasing Lender or Augmenting Lender fails to indicate its status in accordance with this paragraph (s) then such new Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrowers). For the avoidance of doubt, an Assignment and Assumption or other documentation pursuant to which a Lender becomes party to this Agreement shall not be invalidated by any failure of a Lender to comply with this paragraph (s).

(t)            If a Lender assigns or transfers any of its rights or obligations under the Loan Documents or designates a new lending office, and as a result of circumstances existing at the date the assignment, transfer or redesignation occurs, a Borrower would be obliged to make a payment to the new Lender or Lender acting through its new lending office under Section 2.15 or this Section 2.18, then the new Lender or Lender acting through its new lending office is only entitled to receive payment under such Section to the same extent as the existing Lender or Lender acting through its previous lending office would have been if the assignment, transfer or redesignation had not occurred. This provision shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the credit facility hereunder.

(u)            Each Borrower shall pay and, within three Business Days of demand, indemnify each Credit Party against any cost, loss or liability that Credit Party incurs in relation to all stamp duty, registration and other similar UK Tax payable in respect of any Loan Document (excluding, for the avoidance of doubt, any such UK Tax arising in connection with an assignment or transfer by that Credit Party of its rights under any Loan Document or, in the case of penalties, to the extent such penalties are attributable to the willful default or negligence by any Credit Party).

(v)            All amounts expressed to be payable under a Loan Document by any party to a Credit Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (w) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any party under a Loan Document and such Credit Party is required to account to the relevant tax authority for the VAT, that party must pay to such Credit Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Credit Party must promptly provide a valid VAT invoice to that party).

(w)            If VAT is or becomes chargeable on any supply made by any Credit Party (the "Supplier") to any other Credit Party (the "Recipient") under a Loan Document, and any party other than the Recipient (the "Relevant Party") is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)            (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)            (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(x)            Where a Loan Document requires any party to reimburse or indemnify a Credit Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(y)            Any reference in this Section 2.18 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(z)            In relation to any supply made by a Credit Party to any party under a Loan Document, if reasonably requested by such Credit Party, that party must promptly provide such Credit Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Credit Party's VAT reporting requirements in relation to such supply.

SECTION 2.19.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.18, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency or by an Additional Borrower that is a Non-U.S. Subsidiary, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted pursuant to applicable law, treaty or regulation to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or to an Additional Borrower that is a Non-U.S. Subsidiary, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to any Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(c), 2.17(e), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, any Swingline Lender or any Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.20.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 2.18 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the relevant Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 or 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

SECTION 2.21.    Expansion Option. The Company may from time to time elect to increase the Revolving Commitments (any such increase, an “Incremental Revolving Increase”) or enter into one or more tranches of incremental term loans (each an “Incremental Term Loan”, and together with any Incremental Revolving Increase, the “Incremental Facilities”), in each case in a minimum amount of $25,000,000 and minimum increments of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Incremental Facilities does not exceed $500,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent (which approvals, in each case, shall not be unreasonably withheld) and (ii) with respect to any Incremental Revolving Increase, (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the Incremental Facility) shall be required for any increase in Revolving Commitments or Incremental Term Loan pursuant to this Section 2.21. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.21 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company  and (B) the Company shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent (without giving effect to the proceeds of the applicable Incremental Facility for purposes of determining freely available cash for the determination of any financial covenant and assuming, in the case of an Incremental Revolving Increase, the full drawing thereunder)) with the covenants contained in Section 6.07; provided, that notwithstanding the foregoing, to the extent the proceeds of any Incremental Facility are intended to be used to finance a Permitted Acquisition or other Investment permitted hereunder, the availability thereof shall, if agreed by the Lenders providing such Incremental Facility, be subject to customary “Sungard” or other applicable “certain funds” conditionality provisions and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Restatement Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Revolving Percentage of such outstanding Revolving Loans, and (ii) the Revolving Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Term Loans, (b) shall not mature earlier than the Term Maturity Date, (c) shall not have a shorter weighted average life to maturity than the existing Term Loans and (d) shall be treated substantially the same as (and in any event no more favorably than) the Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Term Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such Term Maturity Date and (ii) the Incremental Term Loans shall have pricing as determined between the Term Loan Borrower and the Lenders thereof. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21. Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.22.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.19, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23.    Designation of Additional Borrowers. The Parent or the Company may at any time and from time to time designate, with the consent of the Administrative Agent (such consent not to be unreasonably withheld; provided, the Administrative Agent shall withhold such consent if a Lender has notified the Administrative Agent that such Lender is not permitted, under applicable law, to lend in the jurisdiction where such Subsidiary is organized, and such withholding of consent is deemed reasonable), any direct or indirect Subsidiary as an Additional Borrower by delivery to the Administrative Agent of an Additional Borrower Agreement executed by such Subsidiary, Signet Treasury, the Company or the Parent and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be an Additional Borrower and a party to this Agreement until such Borrower shall have executed and delivered to the Administrative Agent an Additional Borrower Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be an Additional Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Additional Borrower Termination will become effective as to any Additional Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Additional Borrower Termination shall be effective to terminate the right of such Additional Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of an Additional Borrower Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)            the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)            if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Banks only the Revolving Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)            if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Revolving Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolving Percentages; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)            so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Restatement Effective Date and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to such Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, each Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Revolving Percentage.

ARTICLE III

Representations and Warranties

Each of the Parent and the Company represents and warrants to the Lenders that:

SECTION 3.01.    Organization; Powers; Subsidiaries. Each of the Company, the Material Subsidiaries and the other Loan Parties is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies, as of the Restatement Effective Date, each Subsidiary, noting whether such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent and the other Subsidiaries on the Restatement Effective Date and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding as of the Restatement Effective Date.

SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law, regulation or any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Company, the Material Subsidiaries or any of the other Loan Parties and (d) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon the Company, any Material Subsidiary or any of the other Loan Parties or its material assets.

SECTION 3.04.    Financial Condition; No Material Adverse Change. (a) The Company or the Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended January 30, 2016 reported on by KPMG LLP, independent public accountants certified by a Financial Officer of the Company. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such date and for such periods in accordance with GAAP.

(b)            [Reserved].

(c)            [Reserved].

(d)            Since January 30, 2016, there has been no material adverse change in the business, assets, condition (financial or otherwise) or operations of the Group, taken as a whole.

SECTION 3.05.    Properties. (a) Each of the Company, the Material Subsidiaries and the other Loan Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) other defects to title that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)            Each of the Company, the Material Subsidiaries and the other Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the other Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation, Environmental and Labor Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company, the Material Subsidiaries or any of the other Loan Parties (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)            Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company, the Material Subsidiaries nor any of the other Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)            There are no strikes, lockouts or slowdowns against the Company, the Material Subsidiaries or any of the other Loan Parties pending or, to their knowledge, threatened other than those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.    Compliance with Laws and Agreements. Each of the Company, the Material Subsidiaries and the other Loan Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.    Investment Company Status. Neither the Parent nor any of the other Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.    Taxes and UK Tax. Each of the Company, the Material Subsidiaries and the other Loan Parties has timely filed or caused to be filed all Tax and UK Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes and UK Tax required to have been paid by it, except (a) Taxes or UK Tax or the filing of Tax or UK Tax returns or reports that are being contested in good faith by appropriate proceedings and for which the Company, such Material Subsidiary or such Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.    ERISA; Non-U.S. Pension Plans. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(b)            Each Non-U.S. Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, in each case except to the extent such non-compliance would not reasonably be expected to result in a Material Adverse Effect. With respect to each Non-U.S. Pension Plan, none of the Parent, the Company or, so far as they are aware, their Affiliates or any of their directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or would reasonably be expected to subject, the Parent, the Company or any of their subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995 but not including any routine liability to pay benefits or routine liabilities arising under statute), that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. With respect to each Non-U.S. Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Non-U.S. Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Non-U.S. Pension Plans would not reasonably be expected to result in a Material Adverse Effect before the date that, in relation to a Non-U.S. Pension Plan, (i) the entire debt is triggered under Section 75 of the Pensions Act 1995 or (ii) a contribution notice or financial support direction is issued in respect of such debt. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened in writing against the Parent, the Company or any of their Affiliates with respect to any Non-U.S. Pension Plan which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11.    Disclosure. None of the Information Memorandum, any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any other Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) and the reports and other filings with the SEC made under the Exchange Act by the Parent on and since January 30, 2016, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the Parent and the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.    Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13.    No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.14.    Anti-Corruption Laws and Sanctions. (a) None of the Company nor any of its Subsidiaries and the other Loan Parties nor, to the knowledge of the Company, any director, officer, agent or employee of any of the foregoing is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Borrower will directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit in violation of applicable Sanctions.

(b)  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary, has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA or any applicable anti-corruption laws or regulations of any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries. No Borrower will directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit in contravention of the FCPA or any applicable anti-corruption laws or regulations of any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries.

The representations and warranties set forth in Section 3.14(b) above made by or on behalf of any Non-U.S. Subsidiary are subject to and limited by any foreign law applicable to such Non-U.S. Subsidiary; it being understood and agreed that to the extent that any Non-U.S. Subsidiary is unable to make any representation or warranty set forth in Section 3.14(b) as a result of the application of this sentence, such Non-U.S. Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent local laws relating to anti-corruption or anti-money laundering that is applicable to such Non-U.S. Subsidiary in its relevant local jurisdiction of organization.

ARTICLE IV

Conditions

SECTION 4.01.    Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received (i) from the Administrative Agent, the Company, Sterling Treasury, Sterling Jewelers Inc., the other Guarantors, Parent, the Required Lenders (as defined in the Existing Credit Agreement) and the Lenders identified on Schedule 2.01 either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include the sending, by Electronic Communication, of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) reasonably satisfactory evidence that all Existing Revolving Loans shall have been repaid (and all accrued interest and fees in respect thereof shall have been paid) and all commitments in respect of the Existing Credit Agreement shall have been terminated, (iii) reasonably satisfactory evidence that all Existing Term Loans shall have been repaid (and all accrued interest and fees in respect thereof shall have been paid), and (iv) counterparts of the Guaranty signed on behalf of each Subsidiary Guarantor and the Administrative Agent. By executing this Agreement, the Required Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement waive any prepayment prior notice required to be delivered pursuant to the terms thereof with respect to the prepayment of Existing Revolving Loans and Existing Term Loans and the termination of all commitments in respect thereof to be made on the Restatement Effective Date.

(b)            The Administrative Agent shall have received a favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of (i) Weil, Gotshal & Manges LLP, (ii) Conyers Dill & Pearman, counsel for the Parent, (iii) an opinion of the general counsel of Sterling Inc., an Ohio corporation and (iv) Simpson Thacher & Bartlett as to matters of English law, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsels to deliver such opinions.

(c)            [Reserved].

(d)            [Reserved].

(e)            The Administrative Agent shall have received annual projections for the Parent and its consolidated Subsidiaries through the 2021 fiscal year.

(f)            The Administrative Agent shall have received, at least 3 Business Days prior to the Restatement Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by the Administrative Agent at least 10 days prior to the Restatement Effective Date.

(g)            The Administrative Agent shall have received (in form and substance reasonably satisfactory to the Administrative Agent): (a) a good standing certificate (or analogous documentation if applicable and customary) for each Loan Party from the Secretary of State (or analogous Governmental Authority) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (b) a certificate of the Secretary or Assistant Secretary (or equivalent officer or director) of each Loan Party certifying (i) there have been no changes to the charter document of such Loan Party, as attached thereto and as certified as a recent date by the Secretary of State (or analogous Governmental Authority if such certification is available and customary) of the jurisdiction of its organization, since the date of the certification thereof by such Governmental Authority, (ii) the applicable organization document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions or written consents of the governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or issuance of a Letter of Credit under the Credit Agreement.

(h)            The Administrative Agent shall have received, or have been authorized to deduct from the proceeds of the initial funding of the Loans, all fees and expenses due and payable on or prior to the Restatement Effective Date to the Administrative Agent, Lead Arrangers or Lenders, in each case, pursuant to the Loan Documents, to the extent invoiced at least two Business Days prior to the Restatement Effective Date.

Administrative Agent shall notify the Company and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)            Except as set forth in Section 2.21 in connection with an Incremental Facility the proceeds of which are intended to be used to finance a Permitted Acquisition or other Investment permitted hereunder (in which case customary “Sungard” or other applicable “certain funds” conditionality provisions shall be applicable), the representations and warranties of the Parent and the Company set forth in this Agreement shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.    Designation of an Additional Borrower. The designation of an Additional Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Additional Borrower shall have furnished or caused to be furnished (unless waived by the Majority Facility Lenders in respect of the Revolving Facility) to the Administrative Agent:

(a)            Copies, certified by the Secretary or Assistant Secretary of such Additional Borrower, of its Board of Directors’ resolutions approving the Additional Borrower Agreement and any other Loan Documents to which such Additional Borrower is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Additional Borrower;

(b)            An incumbency certificate, executed by the Secretary or Assistant Secretary or other authorized officer of such Additional Borrower, which shall identify by name and title and bear the signature of the officers of such Additional Borrower authorized to request Borrowings hereunder and sign the Additional Borrower Agreement and the other Loan Documents to which such Additional Borrower is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Additional Borrower;

(c)            Opinions of counsel to such Additional Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; and

(d)            Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent.
ARTICLE I

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized in accordance with Section 2.06(j) of this Agreement and all LC Disbursements shall have been fully reimbursed, each of the Parent and the Company covenants and agrees with the Lenders that:

SECTION 5.01.     Financial Statements and Other Information. The Parent or the Company will furnish to the Administrative Agent and each Lender:

(a)            within one hundred twenty (120) days after the end of each fiscal year of the Parent (or, if earlier, by the date that the Annual Report on Form 10-K of the Parent for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)            within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Parent for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the Parent’s condensed consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company or the Parent substantially in the form of Exhibit B hereto (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than those that deal with routine matters) filed by the Parent or the Company or any other Loan Party with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(e)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Company or any other Loan Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.01, and solely with respect to the following clause (iii) below, clause (c) of this Section 5.01, may be delivered electronically and if so delivered, shall be deemed to have been delivered on (i) the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (ii) the Company’s website (www.signetjewelers.com), or (iii) such other internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or a website sponsored by the Administrative Agent); provided that the Company shall notify (which may be by Electronic Communication) the Administrative Agent of the filing or posting of any such documents and, at the request of the Administrative Agent, provide the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

SECTION 5.02.    Notices of Material Events. The Parent or the Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)            (i) the United Kingdom Pensions Regulator issuing a financial support direction or a contribution notice (as those terms are defined in the Pensions Act 2004) in relation to any Non-U.S. Pension Plan, (ii) any amount is due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995 which would reasonably be expected to result in a Material Adverse Effect and/or (iii) an amount becomes payable under section 75 or 75A of the United Kingdom Pensions Act of 1995 which would reasonably be expected to result in a Material Adverse Effect, in each case describing such matter or event and the action which the Parent proposes to take with respect thereto; and

(e)            any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. The Parent and the Company each will, and will cause each of the Material Subsidiaries and the other Loan Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; except in the case of clause (b), to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.    Payment of Taxes and UK Tax. The Parent and the Company each will, and will cause each of the Material Subsidiaries and the other Loan Parties to, pay its Tax and UK Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent, the Company, such Material Subsidiary or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.    Maintenance of Properties; Insurance. The Parent and the Company each will, and will cause each of the Material Subsidiaries and the other Loan Parties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so would not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

SECTION 5.06.    Books and Records; Inspection Rights. The Parent and the Company each will, and will cause each of the Material Subsidiaries and the other Loan Parties to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent and the Company each will, and will cause each of the Material Subsidiaries and the other Loan Parties to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants all at such reasonable times during normal business hours; provided that, unless an Event of Default shall have occurred and be continuing, only one (1) visit (which shall be made by, or coordinated through, the Administrative Agent) shall be permitted during any calendar year. The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and the other Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.    Compliance with Laws and Material Contractual Obligations.

(a)            The Parent and the Company each will, and will cause each of the Material Subsidiaries and the other Loan Parties to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, Environmental Laws, applicable Sanctions and the FCPA) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)            The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Company and each of its Subsidiaries, and their respective directors, officers, employees and agents with FCPA and applicable Sanctions.

SECTION 5.08.    Use of Proceeds. The proceeds of the Loans made on the Restatement Effective Date will be used only to finance in part the Transactions. The proceeds of Loans (including any Incremental Term Loans) made after the Restatement Effective Date will be used to finance the working capital needs and for general corporate purposes of the Company and the other Loan Parties in the ordinary course of business, including Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  No Borrower shall directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit in violation of applicable Sanctions or FCPA.

SECTION 5.09.    Material Subsidiaries; Guaranty.

(a)            As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after (i) any Person becomes a Material Subsidiary, (ii) any Subsidiary is designated by the Parent or the Company as a Subsidiary Guarantor or (iii) the Parent or the Company delivers a Compliance Certificate with respect to any fiscal quarter for which any Subsidiary would qualify independently as a Material Subsidiary pursuant to the definition of “Material Subsidiary” or pursuant to the terms of this Section 5.09, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Material Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)            If at any time the aggregate amount of the Group’s Consolidated EBITDA (excluding any amounts attributable to Sterling Jewelers Reinsurance Ltd.) or the Group’s Consolidated Total Assets (and, for the avoidance of doubt, excluding intercompany Indebtedness and other intercompany items) attributable to Subsidiaries that are not Material Subsidiaries exceeds fifteen percent (15%) of the Group’s Consolidated EBITDA (excluding any amounts attributable to Sterling Jewelers Reinsurance Ltd.) for any such period or fifteen percent (15%) of the Group’s Consolidated Total Assets in each case, as of the most recent fiscal quarter of the Parent, for the period of four fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01 and calculated on a consolidated basis (and, for the avoidance of doubt, excluding intercompany Indebtedness and other intercompany items), the Parent shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, such designated Subsidiaries shall for all purposes of this Agreement constitute “Material Subsidiaries” and the Parent and such Subsidiary shall comply with the requirements applicable thereto under Section 5.09(a) above.

(c)            Without limiting or impairing the requirements of Section 5.09(b), a Material Subsidiary shall not be required to become a Subsidiary Guarantor as a result of: (i) legal, regulatory or contractual restrictions in existence on the date of such Subsidiary becoming a Material Subsidiary and not created in anticipation thereof (including, but not limited to, prohibitions relating to financial assistance, lack of corporate benefit, fraudulent preference or thin capitalization rules); (ii) such Subsidiary becoming liable to pay taxes, duties, fees or other amounts (or otherwise in suffering adverse tax, cost or regulatory consequences including relating to interest deductibility, or the payment of any duty, notarization or registration fees) which are disproportionate to the value or practical benefit of the guarantee; or (iii) directors (or their equivalents) of the relevant Subsidiary would be subject to (a) a material risk of civil liability or (b) a reasonably possible risk of any criminal liability or would otherwise be reasonably likely to be in breach of their duties, in each case based on the advice of its legal counsel, if such Subsidiary were to become, or purported to become, a Subsidiary Guarantor. The Parent shall (and shall ensure that the relevant Subsidiary will) use reasonable endeavors to circumvent, or, as the case may be, to minimize the effect of the matters falling within this paragraph (the “Guaranty Exception Matters”) that apply to preclude a relevant Subsidiary from becoming a Subsidiary Guarantor in accordance with this Section 5.09. It is understood and agreed that this Section 5.09(c) shall not operate as a waiver or modification of the Parent’s covenant in Section 5.09(b) above which shall remain in full force and effect notwithstanding the existence of any Guaranty Exception Matter.  Notwithstanding any other provision of this Agreement, any Subsidiary that is (i) a direct or indirect subsidiary of any U.S. Borrower or any U.S. Group Company that is a Subsidiary Guarantor and (ii) not a U.S. Person, will not be required to become a Subsidiary Guarantor with respect to the Obligations of any U.S. Borrower or any U.S. Group Company that is a Subsidiary Guarantor.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized in accordance with Section 2.06(j) and all LC Disbursements shall have been reimbursed, the each of the Parent and the Company covenants and agrees with the Lenders that:

SECTION 6.01.     Subsidiary Indebtedness. The Parent and the Company each will not permit any Subsidiary that is not a Subsidiary Guarantor to, create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness existing on the Restatement Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(b)            Indebtedness of any such Subsidiary to the Parent, the Company or any other Group member;

(c)            Guarantees by any such Subsidiary of Indebtedness of the Parent, the Company or any other Group member;

(d)            Indebtedness of any such Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;

(e)            Indebtedness of any such Subsidiary as an account party in respect of letters of credit issued in the ordinary course of business;

(f)            Indebtedness under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

(g)            Indebtedness of any such Subsidiary under any Permitted Securitization;

(h)            Indebtedness of any such Subsidiary secured by a Lien on any asset of any Group member; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (h) shall not in the aggregate exceed $100,000,000 at any time; and

(i)            unsecured Indebtedness in an aggregate principal amount not exceeding $150,000,000 at any time outstanding.

SECTION 6.02.    Liens. The Parent and the Company each will not, and will not permit any Material Subsidiary or other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            Permitted Encumbrances;

(b)            any Lien on any property or asset of any Loan Party existing on the Restatement Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only those obligations which it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)            any Lien existing on any property or asset prior to the acquisition thereof by any other Party or existing on any property or asset of any Person that becomes a Loan Party after the Restatement Effective Date prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)            Liens on fixed or capital assets securing Indebtedness incurred to finance the acquisition, construction or improvement of any such assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that the aggregate principal amount of Liens permitted by this clause (d) shall not exceed $150,000,000 at any time outstanding;

(e)            Liens on the Receivables or any other receivables of any Material Subsidiary or any other Loan Party in connection with any Permitted Securitization; and

(f)            Liens on assets of any Material Subsidiary or any other Loan Party not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $150,000,000.

SECTION 6.03.    Fundamental Changes and Asset Sales. (a) The Parent and the Company each will not, and will not permit any Material Subsidiary or any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)            any Person may merge into a Loan Party in a transaction in which such Loan Party is the surviving corporation;

(ii)            any Loan Party or Material Subsidiary may merge into any other wholly-owned Subsidiary in a transaction in which the surviving entity is a Loan Party (provided that any such merger involving the Parent or the Company must result in the Parent or the Company, as the case may be, as the surviving entity);

(iii)            any Loan Party or Material Subsidiary may (A) sell, transfer, lease or otherwise dispose of its assets to any other wholly-owned Subsidiary, provided that if a Loan Party, such assets shall be sold, transferred, leased or otherwise disposed to another Loan Party and (B) liquidate or dissolve so long as the assets of such Loan Party or Material Subsidiary thereafter are distributed to any other wholly-owned Subsidiary, provided that if a Loan Party, such assets shall be distributed to another Loan Party;

(iv)            the Company and any Material Subsidiary or any other Loan Party may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of obsolete, used or redundant equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology in the ordinary course of business, (D) effect sales or trade-ins of assets in exchange for comparable or superior type, value or quality assets, and (E) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and any Material Subsidiary or any other Loan Party previously sold, transferred, leased or disposed of as permitted by this clause (E) during any fiscal year of the Company, does not exceed $50,000,000;

(v)            the Company and any Material Subsidiary or any other Loan Party may abandon or dispose of any trademark, tradenames, copyrights, patents and other intellectual property rights not material to the business of the Group (taken as a whole);

(vi)            the Company and any Material Subsidiary or any other Loan Party may sell, transfer, lease or otherwise dispose of shop premises in the ordinary course of business;

(vii)            the Company and any Material Subsidiary or any other Loan Party may sell, transfer or otherwise dispose of any cash or cash equivalent investments;

(viii)            the Company and any Material Subsidiary or any other Loan Party may sell, transfer or otherwise dispose of (A) shares pursuant to management of employee share purchase plans or (B) shares held in treasury;

(ix)            the Company and any Material Subsidiary or any other Loan Party may sell, transfer, lease or otherwise dispose of any assets constituting the payment of any Restricted Payment permitted pursuant to Section 6.06; and

(x)            the Company and any Material Subsidiary or any other Loan Party may sell, transfer, lease or otherwise dispose of any Receivables or any other receivables in connection with any Permitted Securitization;

(xi)            any Subsidiary (other than the Company) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(xii)            the Company and any Material Subsidiary or any other Loan Party may consummate the Piercing Pagoda Disposition and any sale, transfer, lease or other disposition in connection therewith; and

(xiii)            the Company and any Material Subsidiary or any other Loan Party may sell, transfer, lease or otherwise dispose of any assets so long as no Event of Default has occurred and is continuing prior to such sale, transfer, lease or disposition or would arise after giving effect thereto; provided the Company and any Material Subsidiary or any other Loan Party may sell, transfer, lease or otherwise dispose of any assets, whether or not an Event of Default has occurred and is continuing, if no Loans are outstanding at the time of such sale, transfer, lease or other disposition and the LC Exposure at such time is less than or equal to $10,000,000.

(b)            The Parent and the Company each will not, and will not permit any Material Subsidiary or any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Material Subsidiaries and other Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.     Investments, Loans, Advances, Guarantees and Acquisitions. The Parent and the Company each will not, and will not permit any Material Subsidiary or any other Loan Party to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (an “Investment”), except:

(a)            cash or cash equivalent investments;

(b)            Permitted Acquisitions;

(c)            Investments by any Loan Party existing on the Restatement Effective Date;

(d)            Guarantees (i) constituting Indebtedness permitted by Section 6.01 and (ii) by the Parent of the Company’s obligations to the trustees under the Signet Group Pension Scheme;

(e)            Investments made by any Material Subsidiary or any other Loan Party in or to any joint venture so long as the aggregate outstanding amount of all such Investments that may be made and outstanding does not exceed $75,000,000 outstanding at any time;

(f)            Investments made by any Material Subsidiary or any other Loan Party to employees of any Material Subsidiary or Loan Party pursuant to staff purchasing agreements;

(g)            Investments made by the Company or any Material Subsidiary or any other Loan Party to directors or employees of the Company or any Material Subsidiary or any other Loan Party (other than those permitted by Section 6.04(f)) in an aggregate amount not to exceed $1,000,000 outstanding at any time;

(h)            Investments made by the Company or any Material Subsidiary or any other Loan Party in or to any other member of the Group;

(i)            any other Investments (other than acquisitions), so long as the aggregate amount of all such investments, loans and advances does not exceed $100,000,000 during the term of this Agreement;

(j)            [Reserved]; and

(k)            Investments made by the Company, any Material Subsidiary or any other Loan Party so long as no Event of Default has occurred and is continuing prior to the making of such Investment or would arise after giving effect thereto; provided the Company, any Material Subsidiary or any other Loan Party may make any Investment, whether or not an Event of Default has occurred and is continuing, if no Loans are outstanding at the time of the making of such Investment and the LC Exposure at such time is less than or equal to $10,000,000.

For purposes of determining compliance with this Section 6.04, the amount of any Investment outstanding under clauses (e), (g) and (i) shall be the original cost of such Investment, reduced (at the Parent or the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment (including, in the case of clause (e), the value of any inventory or services received by any Material Subsidiary or any other Loan Party from the applicable joint venture).

SECTION 6.05.    Transactions with Affiliates. The Parent and the Company each will not, and will not permit any Material Subsidiary or any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business on terms and conditions that are reasonable and fair and no less favorable to the Parent, the Company or such Material Subsidiary or any other Loan Party than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Group members.

SECTION 6.06.    Restricted Payments. The Parent and the Company each will not, and will not permit any Material Subsidiary or any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Subsidiaries may declare and pay any Restricted Payment to any other Group member (including for the avoidance of doubt the repayment of any intercompany Indebtedness or the payment of any interest thereon), (b) the Parent may declare and make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent and its Subsidiaries and (c) any Group member may declare and make any other Restricted Payments so long as no Event of Default has occurred and is continuing prior to the making of such Restricted Payment or would arise after giving effect thereto; provided, any Group Member may declare and make any Restricted Payment, whether or not an Event of Default has occurred and is continuing, if no Loans are outstanding at the time of the making of such Restricted Payment and the LC Exposure at such time is less than or equal to $10,000,000.

SECTION 6.07.    Financial Covenants.

(a)            Maximum Leverage Ratio. The Parent and the Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on or after the Restatement Effective Date, of (i) Consolidated Net Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Group on a consolidated basis, to be greater than 2.50 to 1.00.

(b)            Minimum Fixed Charge Coverage Ratio. The Parent and the Company will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on or after the Restatement Effective Date, of (i) Consolidated EBITDAR to (ii) Consolidated Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Group on a consolidated basis, to be less than 1.40 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)            any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Company or any Material Subsidiary or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d)            the Company or any Material Subsidiary or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 2.11(c), 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 or in Article VI;

(e)            the Company or any other Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)            the Company or any Material Subsidiary or any other Loan Party shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period; provided, however, that such default shall not constitute an Event of Default unless the aggregate outstanding principal amount of such item of Indebtedness and all other items of Indebtedness of the Company and the other Loan Parties as to which such defaults exist and have continued without being duly cured, waived or consented to beyond the respective grace periods, if any, therein specified exceeds $50,000,000;

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or any other Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Company or any Material Subsidiary or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            (i) the Company or any Material Subsidiary or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or (ii) a UK Insolvency Event shall occur in respect of any Material Subsidiary or any other Loan Party, in each case which is a UK Group Company;

(k)            one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company, any Material Subsidiary or other Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary or other Loan Party to enforce any such judgment;

(l)            (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or (ii) the Parent or any of its Subsidiaries shall have been notified that any of them has, in relation to a Non-U.S. Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a contribution notice or financial support direction (as those terms are defined in the Pensions Act 2004), in each case which would reasonably be expected to result in a Material Adverse Effect;

(m)            a Change in Control shall occur; or

(n)            any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any other Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (such consent (i) not to be unreasonably withheld or delayed and (ii) not to be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Further, the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, and the Credit Parties and the Loan Parties may have conflicting economic interests.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by Electronic Communication, as follows:

(i)            if to any Borrower or the Parent, to it c/o Signet Group Treasury Services Inc., 375 Ghent Road, Akron, OH 44333, Attention of the Treasurer (Fax No. (330) 668-5565; Telephone No. (330) 668-5000);

(ii)            if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, IL 60603, Attention of Ryan T. Bowman (Telecopy No. (312) 385-7080; jpm.agency.servicing.4@jpmchase.com) and (B) in the case of Borrowings by any Additional Borrower or Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of Lisa Koh and Belinda Lucas (Telecopy No. 44 207 777 2360; loan_and_agency_london@jpmorgan.com), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, IL 60603, Attention of Ryan T. Bowman (Telecopy No. (312) 385-7080; jpm.agency.servicing.4@jpmchase.com);

(iii)            if to JPMorgan Chase Bank, N.A., as Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, IL 60603, Attention of LC Agency Closing Team (Telecopy No. (312) 385-7080; chicago.lc.agency.closing.team@jpmchase.com);

(iv)            if to Fifth Third Bank, as Issuing Bank, to it at Fifth Third Bank, 5050 Kingsley Drive, Cincinnati, OH 45227, Attention to Joyce Elam (Phone: (513) 358-7336; Telecopy: (513) 358-3480); Joyce.Elam@53.com;

(v)            if to PNC Bank, as Issuing Bank, to it at PNC Bank, National Association, Attention of Michael A. Davis (Phone: 440-546-7437, Telecopy:   877-728-2851; michael.davis@pnc.com;

(vi)            if to JPMorgan Chase Bank, N.A., as Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, IL 60603, Attention of Ryan T. Bowman (Phone: 312-732-4754, Telecopy No. (312) 385-7080; jpm.agency.servicing.4@jpmchase.com);

(vii)            if to PNC Bank, as Swingline Lender, to it at PNC Bank, National Association, Attention of Michael A. Davis (Phone: 440-546-7437, Telecopy:   877-728-2851; michael.davis@pnc.com; and

(viii)            if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided in Section 2.21 with respect to an Incremental Term Loan Amendment, a supplement executed by an Increasing Lender substantially in the form of Exhibit C hereto and a supplement executed by an Augmenting Lender substantially in the form of Exhibit D hereto, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.19(b) and (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.21 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Term Loans are included on the Restatement Effective Date), (vi) except as expressly provided in this Agreement or the Guaranty, release the Company or all or substantially all of the Subsidiary Guarantors from their obligations under Article X or the Guaranty without the written consent of each Lender, (vii) postpone or waive any prepayment pursuant to Section 2.11(c) without the written consent of the Majority Facility Lenders in respect of the Term Loan Facility or (viii) alter the application of repayments between two or more Classes of Loans; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be.

(c)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15, 2.17 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that a replacement made pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the replacement Lender, and that the Non-Consenting Lender need not be a party thereto in order for such replacement to be effective.

(e)            In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Term Loan Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus (x) any additional amounts permitted to be incurred under Section 6.01(h) and/or (i) and plus (y) the amount of accrued interest and premium thereon and fees (including upfront and original issue discount) and expenses associated therewith), (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Replaced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (d) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of such Replaced Term Loans at the time of such refinancing.

(f)            Notwithstanding anything to the contrary herein, (i) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency and (ii) the voting rights of any Defaulting Lender shall be subject to Section 2.24.

SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one counsel in the United States and one additional local counsel in each applicable jurisdiction outside of the United States for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one U.S. counsel and one additional local counsel and regulatory counsel in each applicable jurisdiction for the Administrative Agent and one additional counsel for all the Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one U.S. counsel to all Indemnitees, taken as a whole, and one local counsel to all Indemnitees, taken as a whole, in each applicable jurisdiction outside of the United States (and, in the case of actual or potential conflicts of interest or the availability of different claims or defenses, one additional counsel to each group of similarly affected Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its subsidiaries, or any Environmental Liability related in any way to the Company or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (i) such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (y) a material breach by such Indemnitee or any Related Party of such Indemnitee of this Agreement and (ii) such losses, claims, damages, liabilities or related expenses resulting from any claim, litigation, investigation or proceeding that does not involve an act or omission by the Company or any of its respective Affiliates and that is brought by an Indemnitee solely against another Indemnitee (other than any claims against an Indemnitee in its capacity, or in fulfilling its role as, the Administrative Agent, Lead Arranger, an arranger or similar capacity). This Section 9.03(b) shall not apply with respect to Taxes or UK Tax other than any Taxes or UK Tax that represent losses or damages arising from any non-Tax or non-UK Tax claim.

(c)            To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, (i) each Revolving Lender severally agrees to pay to any Issuing Bank or any Swingline Lender, as the case may be, such Lender’s Applicable Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof) and (ii) each Lender severally agrees to pay to the Administrative Agent such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or any Swingline Lender in its capacity as such.

(d)            To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)            All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), except that (i) neither the Parent nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)            the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (provided that the Company shall receive written notice of any such assignment) or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)            the Administrative Agent (provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Loan Facility, $1,000,000) unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)            no assignee may be a natural person or a member of the Group.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices outside of the United Kingdom a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(c), 2.19(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17, 2.18, 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15, 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register as a non-fiduciary agent at one of its offices outside of the United Kingdom on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent, any Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. Each Lender agrees to notify the Parent or any Subsidiary Guarantor promptly of its exercise of any rights under this Section, but the failure to provide such notice shall not otherwise limit its rights under this Section or result in any liability to such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each Borrower and the Parent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that nothing in this Agreement or any other Loan Document shall affect any right that any Lender, any Issuing Bank or the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. The Parent and each Non-U.S. Subsidiary party hereto (including via an Additional Borrower Agreement) irrevocably designates and appoints Signet Treasury, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. Signet Treasury hereby represents, warrants and confirms that Signet Treasury has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Non-U.S. Subsidiary). Said designation and appointment shall be irrevocable by the Parent and each such Non-U.S. Subsidiary until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by the Parent and such Subsidiary hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and, in the case of a Non-U.S. Subsidiary, such Subsidiary shall have been terminated as a Borrower hereunder pursuant to Section 2.23. The Parent and each Non-U.S. Subsidiary party hereto (including via an Additional Borrower Agreement) hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon Signet Treasury as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to Signet Treasury and (if applicable) to the Parent or such Subsidiary, as the case may be, at its address set forth in Section 9.01 or the Additional Borrower Agreement to which an Additional Borrower is a party, as the case may be, or to any other address of which the Parent or such Subsidiary shall have given written notice to the Administrative Agent (with a copy thereof to the Company). The Parent and each Non-U.S. Subsidiary party hereto (including via an Additional Borrower Agreement) irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Parent or such Subsidiary, as applicable, in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Parent or such Subsidiary, as applicable. To the extent the Parent or any Non-U.S. Subsidiary party hereto (including via an Additional Borrower Agreement) has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Parent and each such Subsidiary hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any taxing or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) to any rating agency when required by it, provided that, prior to such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any such information, (h) with the consent of the Company or (i) to the extent such Information (j) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14.    Releases of Subsidiary Guarantors.

(a)            A Subsidiary Guarantor shall automatically be released from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)            Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Guaranty if such Subsidiary Guarantor is no longer a Material Subsidiary.

(c)            At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (or, if outstanding, shall have deposited in cash an amount equal to 103% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon), the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.15.    No Novation.  The terms and conditions of the Existing Credit Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement.  Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement.  Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitute for, but not in payment of, the Obligations owed by the Loan Parties under the Existing Credit Agreement.

SECTION 9.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Cross-Guarantee

In order to induce the Lenders to extend credit to the Borrowers hereunder, but subject to the last sentence of this Article X, the Parent and each Borrower (collectively, the “Guaranty Parties” and each individually, a “Guaranty Party”) hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Guaranty Parties (the “Guaranteed Obligations”). Each Guaranty Party further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation. Each Guaranty Party irrevocably and unconditionally jointly and severally agrees that if any of the Guaranteed Obligations is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the Issuing Banks and the Lenders immediately on demand against any cost, loss or liability they incur as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity, or illegality, have been payable by it under this Article X on the date when it would have been due (but so that the amount payable by such Guaranty Party under this indemnity will not exceed the amount it would have had to pay under this Article X if the amount claimed had been recoverable on the basis of a guaranty).

Each Guaranty Party waives presentment to, demand of payment from and protest to any Guaranty Party of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guaranty Party hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Guaranty Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Guaranty Party or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, or any other invalidity or unenforceability relating to or against any Guaranty Party or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Guaranty Party or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guaranty Party or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Guaranty Party to subrogation.

Each Guaranty Party further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Guaranty Party or any other Person.

The obligations of each Guaranty Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

Each Guaranty Party further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Guaranty Party or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against any Guaranty Party by virtue hereof, upon the failure of any other Guaranty Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guaranty Party hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Guaranty Party further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Guaranty Party shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Guaranty Party of any sums as provided above, all rights of such Guaranty Party against any Guaranty Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Guaranty Party to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of any Guaranty Party hereunder except the full performance and payment of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SIGNET GROUP LIMITED,
as the Company and a Borrower

By:	/s/ Mark Jenkins
Name:	Mark Jenkins
Title:	Director

SIGNET GROUP TREASURY SERVICES INC.,
as a Borrower

By:	/s/ Mark S. Light
Name:	Mark S. Light
Title:	President

STERLING JEWELERS INC.,
as a Borrowe

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

SIGNET JEWELERS LIMITED,
as Parent

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, a Lender and a Swingline Lender

By:
Name:
Title:

WELLS FARGO BANK, N.A.,
as a Co-Syndication Agent, Lender and an Issuing Bank

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as a Co-Syndication Agent, a Lender, an Issuing Bank and a Swingline Lender

By:
Name:
Title:

CITIZENS BANK, N.A.,
as a Co-Documentation Agent and a Lender

By:
Name:
Title:

FIFTH THIRD BANK,
as a Co-Documentation Agent, a Lender and an Issuing Bank

By:
Name:
Title:

HSBC BANK USA, N.A.,
as a Co-Documentation Agent and a Lender

By:
Name:
Title:

HSBC BANK CANADA,
as a Lender

By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION,
as a Co-Documentation Agent and a Lender

By:
Name:
Title:

ABN AMRO CAPITAL USA LLC,
as a Lender

By:
Name:
Title:

GOLDMAN SACHS BANK USA,
as a Lender

By:
Name:
Title:

BARCLAYS BANK PLC,
as a Lender

By:
Name:
Title: